UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

SEVCON, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-(6)(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transactions applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

SEVCON, INC.

155 NORTHBORO ROAD, SOUTHBOROUGH, MASSACHUSETTS 01772
TELEPHONE (508) 281-5510

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the annual meeting of the stockholders of Sevcon, Inc., a Delaware corporation, will be held at the offices of Edwards Wildman Palmer LLP, 20th Floor, 111 Huntington Avenue at Prudential Center, Boston, Massachusetts, at 5:00 p.m. on Tuesday, January 24, 2012, for the following purposes:

1.	To elect as directors the three persons named in the Company’s proxy statement for the Meeting, each to hold office for a term of three years.

2.	To ratify, by an advisory vote, the selection of McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012.

3.	To approve, by an advisory vote, the fiscal 2011 compensation of the Company’s executive officers.

4.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on December 6, 2011 are entitled to notice of the meeting or to vote thereat.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

                                                                                By order of the Board of Directors,

                                                                                MATTHEW C. DALLETT
                                                                Secretary

Dated December 20, 2011

PROXY STATEMENT

INFORMATION CONCERNING THE PROXY SOLICITATION

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held on January 24, 2012:

This Proxy Statement and the Annual Report are available to the Company’s stockholders electronically via the Internet at www.proxyvote.com

Approximate Date of Mailing:  December 20, 2011

The enclosed proxy is solicited by and on behalf of the Board of Directors of Sevcon, Inc. (the “Company”) for use at the annual meeting of stockholders of the Company to be held on Tuesday, January 24, 2012 at 5:00 p.m. at the offices of Edwards Wildman Palmer LLP, 20th Floor, 111 Huntington Avenue at Prudential Center, Boston, Massachusetts (see www.edwardswildman.com for directions), and any adjournments or postponements thereof. It is subject to revocation at any time prior to the exercise thereof by giving written notice to the Company, by submission of a later dated proxy or by voting in person at the meeting. The costs of solicitation, including the preparation, assembly and mailing of proxy statements, notices and proxies, will be paid by the Company. Such solicitation will be made by mail and in addition may be made by the officers and employees of the Company personally or by telephone or e-mail. Forms of proxy and proxy materials will also be distributed, at the expense of the Company, through brokers, custodians and other similar parties to beneficial owners.

On December 6, 2011, the Company had outstanding 3,360,322 shares of Common Stock, $.10 par value, which is its only class of stock outstanding and entitled to vote at the meeting. Stockholders of record at the close of business on December 6, 2011 will be entitled to vote at the meeting. With respect to all matters which will come before the meeting, each stockholder may cast one vote for each share registered in his or her name on the record date. The shares represented by every proxy received will be voted, and where a choice has been specified, the shares will be voted in accordance with the specification so made. If no choice has been specified on the proxy, the shares will be voted FOR the election of the nominees as directors, FOR the ratification of the selection of the Company’s independent registered public accounting firm and FOR approval of the Company’s fiscal 2011 executive compensation.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table provides information as to the ownership of the Company’s Common Stock as of December 6, 2011 by (i) persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding Common Stock, (ii) the executive officers named in the Summary Compensation Table below, and (iii) all current executive officers and directors of the Company as a group. Beneficial ownership by individual directors and nominees for director is shown in the table on pages 3 to 6 below.

Name and Address Of Beneficial Owner	Amount Beneficially Owned (1)	Percent of Class

Mario J. Gabelli/GGCP, Inc./GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435	1,107,254(2)	33.0%

Dr. Marvin G. Schorr 330 Beacon Street Boston, MA 02116	368,778(3)	11.0%

Name and Address Of Beneficial Owner	Amount Beneficially Owned (1)	Percent of Class

Bernard F. Start Water Ridge, Front Street, Corbridge, Northumberland, NE46 2JY, United Kingdom	246,977	7.4%

Wells Fargo & Company/Wells Fargo Advisors, LLC 420 Montgomery Street San Francisco, CA	221,853(4)	6.6%

Matthew Boyle Sevcon, Inc. 155 Northboro Road Southborough, MA 01772	63,400(5)	1.9%

Paul N. Farquhar Sevcon, Inc. 155 Northboro Road Southborough, MA 01772	27,000	#

All current executive officers and directors as a group (10 persons)	874,635 (5)	26.0%

(#)	Less than 1%

(1)	Unless otherwise indicated, each owner has sole voting and investment power with respect to the shares listed or shares that power with his spouse.

(2)
As reported on Schedule 13D/A filed with the Securities and Exchange Commission (“SEC”) on
December 5, 2011, each of Mr. Gabelli, GGCP, Inc. and GAMCO Investors, Inc. is the beneficial owner of the shares shown, which are held in investment advisory accounts of various subsidiaries of GGCP, Inc. and GAMCO Investors, Inc. As reported in that Schedule 13D/A, GAMCO Asset Management, Inc., a subsidiary of GAMCO Investors, Inc., has sole voting and investment power with respect to 512,300 of such shares (15% of the class) and Gabelli Funds, LLC, a subsidiary of GAMCO Investors, Inc., has sole voting and investment power with respect to 250,000 of such shares (7% of the class). Teton Advisors, Inc., which is controlled by Mr. Gabelli, has sole voting and investment power with respect to 343,354 of such shares (10% of the class).

(3)	Includes 22,188 shares held in a private charitable foundation of which Dr. Schorr is a trustee and 1,800 shares owned by Dr. Schorr’s wife as to which he disclaims beneficial ownership.

(4)	As reported on Schedule 13G/A filed with the SEC on July 11, 2011.

(5)	Includes the following shares subject to stock options exercisable within sixty days: Mr. Boyle 12,000, all current executive officers and directors as a group 16,000.

PROPOSAL 1:                                                                     ELECTION OF DIRECTORS

Board of Directors and Nominees for Election

The Company’s Board of Directors has fixed the number of directors at nine. Members of the Board of Directors are divided into three classes serving staggered three-year terms. The terms of three of the Company’s current directors, Paul B. Rosenberg, Bernard F. Start and Frederick A. Wang, expire at the annual meeting. Based on the recommendation of its Nominating and Governance Committee, the Board has nominated Messrs. Rosenberg, Start and Wang for re-election to new three-year terms. Each nominee has consented to serve if elected, and the Company is not presently aware of any reason that would prevent any nominee from serving as a director. If a nominee should become unavailable for election, the proxies will be voted for another nominee selected by the Board.

The following table contains information on the nominees for election at the annual meeting and each other person whose term of office as a director will continue after the meeting. The nominees for election at the meeting are indicated by an asterisk.

Name	Term Expires	Business Experience During Past Five Years and Other Directorships	Has Been a Director of the Company or its Predecessor, Tech/Ops, Inc., Since	No. of Common Shares of the Company Beneficially Owned and Percent of Class (†)

Matthew Boyle (2) Age – 49	2014	President and Chief Executive Officer of the Company since November 1997. Vice President and Chief Operating Officer of the Company from November 1996 to November 1997. As our Chief Executive Officer, Mr. Boyle represents management on the Board of Directors. His strong executive leadership and knowledge of our products, suppliers, customers and industry are valued highly by the Board.	1997	63,400 (1.9%)
Maarten D. Hemsley (3)(4) Age – 62	2013
Former Chief Financial Officer and currently lead director of Sterling Construction Company, Inc., a NASDAQ listed company involved in civil construction in Texas, Nevada, California and Utah. Senior Advisor at North Atlantic Value LLP, part of the J. O. Hambro Capital Management Group, London, England, since 2001. President of Bryanston Management Ltd., a specialized financial services company, since 1993. Director of a number of U.K. privately-held companies.
Mr. Hemsley’s qualifications to serve on the Board of Directors include significant financial management expertise and international business experience. The Board has benefited from his contributions as Chairman of the Compensation Committee and a member of the Audit Committee.
			2003	18,500 (#)(1)

William J. Ketelhut (3) Age – 59	2014	Division Managing Director of and advisor to CSE-Global Ltd. Singapore, a position Mr. Ketelhut has held since 2004. Director of Energy Conversion Devices, a NASDAQ listed company, and another privately held company. Mr. Ketelhut brings to the Board of Directors extensive global experience in corporate leadership and financial management and a substantial technology background. He makes a significant contribution to the Company as a member of the Audit Committee and in financial matters generally.	2011	3,500 (#)
*Paul B. Rosenberg (3)(5) Age – 79	2012	Former Treasurer of the Company. Mr. Rosenberg’s long experience with the Company and his financial management expertise are valuable to our Board of Directors. He makes a strong contribution to the Company as Chairman of the Audit Committee and as a member of the Nominating and Governance Committee.	1988	98,980 (3.0%)
Dr. Marvin G. Schorr (2)(4)(5) Age – 86	2013
Chairman of the Company’s Board of Directors from January 1988 until January 2005. Prior to that, Chairman of the Board of Directors and President of Tech/Ops, Inc., the Company’s predecessor. Also a director emeritus of Brooks Automation, Inc.
As the Company’s founder and with lengthy business experience and wide-ranging interests in relevant technologies and the Company’s industry, Dr. Schorr provides wisdom and vision to the Board.  The Company also benefits from his active involvement on the Executive and Compensation Committees of the Board, as well as his chairmanship of the Nominating and Governance Committee.
			1951	368,778 (11.0%)
*Bernard F. Start Age – 73	2012	Vice-Chairman of the Board from November 1997 to January 2009. President and Chief Executive Officer of the Company from January 1988 to November 1997. Mr. Start’s deep knowledge of the Company’s customers, competitors and technology, deriving from his executive experience with the Company, as well as his understanding of the Company’s operations, provides strong support for the work of the Board.	1988	246,977 (7.4%)

David R. A. Steadman (2)(3)(5) Age – 74	2013
Chairman of the Company’s Board of Directors since January 2005. President of Atlantic Management Associates, Inc., a management services firm, from 1988 to 2009. Director of Sterling Construction Company, Inc. and several privately held companies.
Mr. Steadman’s service as executive and director of a variety of companies give him the skills and experience to be an effective leader and to provide guidance to management and the other Board members on financial and operational matters. The Board also benefits from Mr. Steadman’s leadership as Chairman of the Executive Committee and his service on the Audit Committee.
			1997	28,500 (#)
Paul O. Stump (3)(4) Age – 59	2014	President and Chief Executive Officer of Telequip Corporation, a manufacturer of coin dispensing equipment, from 1997 to 2007. Currently Vice President of Engineering of Telequip Corporation. Mr. Stump’s qualifications to serve on the Company’s Board of Directors include his operational and engineering skills, as well as his management experience, which allows him to provide guidance and perspective to the Company’s management. The Board also values his contributions as a member of the Audit and Compensation Committees.	2005	14,500 (#)
*Frederick A. Wang (4) Age – 61	2012	Former President and Chief Operating Officer with responsibility for R&D, product marketing and sales and service operations at Wang Laboratories, Inc. Director and Trustee of the Wang Foundation. Mr. Wang’s in-depth experience in a variety of management and operational roles in the high tech industry provide the basis for his knowledgeable contributions to the Board of Directors, including his active role as a member of the Compensation Committee.	2010	4,500 (#)

†
Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed or shares that power with his spouse.  The footnotes for Dr. Schorr and Mr. Boyle in the table beginning on page 1 also apply to this table.

(#)	Less than 1%
(1)	Includes 4,000 shares subject to stock options exercisable within sixty days.
(2)	Member of the Executive Committee.
(3)	Member of the Audit Committee.
(4)	Member of the Compensation Committee.
(5)	Member of the Nominating and Governance Committee.

Vote Required

Pursuant to the Company’s by-laws, directors will be elected by a plurality of the votes properly cast at the annual meeting. Broker non-votes and votes withheld will not be treated as votes cast and will not affect the outcome of the election.

The Board of Directors recommends that you vote FOR the election of
Messrs. Rosenberg, Start and Wang as directors.

PROPOSAL 2:	RATIFICATION OF THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2012

On September 20, 2010, Caturano and Company, Inc. (formerly Caturano and Company, P.C.) (“Caturano”) resigned as the Company’s independent registered public accounting firm as a result of the July 20, 2010 acquisition by McGladrey & Pullen, LLP (“McGladrey”) of certain of Caturano’s assets. On September 20, 2010 the Audit Committee of the Company’s Board of Directors appointed McGladrey as the Company’s independent registered public accounting firm for the fiscal year ended September 30, 2010.  McGladrey also served in that capacity for the fiscal year ended September 30, 2011. The Board of Directors is seeking an advisory stockholder vote ratifying the appointment of McGladrey as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012. The Audit Committee believes it is well qualified to continue as the Company’s auditor.

Caturano’s audit reports on our consolidated financial statements for fiscal 2008 and 2009 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During those fiscal years and through the date hereof, there was no disagreement between us and Caturano on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to Caturano’s satisfaction, would have caused Caturano to make reference to the subject matter of the disagreement in its audit report; and there were no reportable events, as defined in Item 304(a) (1) (v) of SEC Regulation S-K.

Representatives of McGladrey are expected to attend the annual meeting and to be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

The fees billed by McGladrey and Caturano for fiscal 2010 and by McGladrey for fiscal 2011 are set out below. For fiscal 2010, they include fees billed by independent members of Baker Tilly International (of which Caturano was a member) in the United Kingdom and France, relating to the United Kingdom and French subsidiaries of the Company. For fiscal 2011, they include fees billed by RSM Rsa (an independent member of RSM International, of which McGladrey is a member) relating to the French subsidiary of the Company.

	(in thousands)
	2011	2010
Audit fees	$140	$168
Audit-related fees	6	6
Tax fees	26	25
All other fees	2	7

Total	$174	$206

The audit-related fees in fiscal 2011 and fiscal 2010 relate to the audit of the pension plan for the Company’s UK subsidiary. The tax fees for both years are for the filing of the Company’s tax returns in both the United States and the United Kingdom. The other fees disclosed above are for advice in relation to XBRL filing and in relation to indirect taxes and Sarbanes Oxley audit work in 2010.

All of the above fees were approved by the Audit Committee before the respective engagements were undertaken. The Company has not adopted pre-approval policies and procedures relating to non-audit services.

Vote Required

Ratification of the appointment of McGladrey by the stockholders is not required by law or by the Company’s by-laws. The Board of Directors is nevertheless submitting this non-binding resolution to the stockholders to ascertain their views. If this proposal is not approved at the annual meeting, the Audit Committee intends to reconsider its recommendation of McGladrey as independent auditors. The Company may retain the firm for fiscal 2012 notwithstanding a negative stockholder vote.

The ratification of the appointment of McGladrey will require the affirmative vote of a majority of the votes cast at the annual meeting. Accordingly, abstentions and broker non-votes will not count as votes cast for or against this proposal.

The Board of Directors recommends that you vote FOR the ratification of McGladrey’s selection as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012.

PROPOSAL 3:	ADVISORY VOTE REGARDING THE EXECUTIVE OFFICERS’ COMPENSATION

This proposal, commonly known as “Say on Pay,” asks the stockholders to approve the compensation of the Company’s executive officers as described under “Executive Compensation” on pages 13 to 15 of this proxy statement.

The compensation paid to the Company’s executive officers is intended to align their interests with the long-term interests of the Company’s stockholders and is based on a pay-for-performance philosophy.  It is straightforward, consisting principally of salary, which must be competitive to retain the skills and experience of excellent employees, an annual bonus to reward strong performance, and equity compensation to encourage long-term commitment and team performance. Not all elements may be provided every year, depending on the performance of the Company and the executive. The Company’s markets are facing challenging economic times; however, with the Company’s executive leadership, we are penetrating new markets and gaining new customers. The Board believes that with a year over year increase in sales of 24%, an increase in income before taxes of 92% and the continued development of the Company’s products and markets, the executives’ performance merits their compensation. The Board believes that the executives’ compensation met the Company’s goals and that it should be approved by the stockholders.

The vote on this proposal, which is solicited pursuant to section 14A of the Securities Exchange Act, is advisory and its outcome will not be binding on the Board nor require the Board to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision of the Board, or creating or implying any additional fiduciary duty of the Board. However, the Board expects to take into account the outcome of this vote when considering future executive compensation arrangements for the Company’s executive officers.  The Board has determined that the Company will include a stockholder vote on the compensation of its named executive officers in its proxy statement each year until the next required vote on the frequency of such votes.  Accordingly, the next such vote will occur at the 2013 annual meeting of stockholders.

The proposal will be considered approved at the annual meeting if more votes are cast in favor than against. Abstentions and broker non-votes will not count as votes cast for or against this proposal.

The Board of Directors recommends a vote FOR approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

CORPORATE GOVERNANCE

Director Independence

The Board has determined that all directors, other than Mr. Boyle, are independent under Securities and Exchange Commission rules and NASDAQ Capital Market listing standards, based on information known to the Company and on the annual questionnaire completed by each director. The Company may from time to time have arms-length commercial dealings with companies of which its directors may be officers and/or directors. To the Company’s knowledge, during fiscal 2011, there were no such dealings and none of the independent directors had any other business, financial, family or other type of relationship with the Company or its management other than as a director and stockholder.

Board Leadership Structure

The Company has always had different persons serving in the offices of Chairman of the Board and Chief Executive Officer (CEO), although it has no formal policy requiring that structure, and it is likely that the Board would elect an independent lead director if the Chairman and CEO were the same person.  The responsibilities of the Chairman or lead director include chairing the Executive Committee, setting the Board's agenda in collaboration with the CEO, providing guidance to the CEO, acting as a regular communication channel between the Board and CEO, presiding over executive sessions of the Board to review the Company's performance and management effectiveness, coordinating the activities of the independent directors, reviewing the activities and effectiveness of the Board committees, and evaluating the need for any changes. The Board believes that having a separate Chairman or lead director allows the CEO to focus principally on managing the Company, which is important because of the Company’s small senior management team, enhances Board involvement and communications among the independent directors, and would ensure consistent Board leadership during any CEO transition.

Board Meetings

During the fiscal year ended September 30, 2011, the Board of Directors held a total of seven meetings. The Board regularly holds meetings at which only independent directors are present. All Board members are expected to attend the annual meeting of stockholders, subject to special circumstances. Seven of the then eight Board members attended the annual meeting of stockholders in 2011.

Communications to the Board

Stockholders may communicate with the Board of Directors by mailing a communication to the entire Board or to one or more individual directors, in care of the Corporate Secretary, Sevcon, Inc., 155 Northboro Road, Southborough, Massachusetts 01772. All communications from stockholders to Board members (other than communications soliciting the purchase of products and services) will be promptly relayed to the Board members to whom the communications are addressed.

Committees of the Board

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, all the members of which are independent under Securities and Exchange Commission rules and NASDAQ Capital Market listing standards, as applicable. In addition to the meetings described below, the members of each committee communicate regularly amongst themselves and with management on Company matters.

Each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee operates under a written charter that is available on the Company’s web site: www.sevcon.com.

Audit Committee

The Audit Committee is composed of five directors. The Board has determined that at least two of the members of the Committee, Messrs. Rosenberg and Ketelhut, are “audit committee financial experts,” as defined by the Securities and Exchange Commission. The Committee selects, evaluates and oversees the Company’s independent auditors, approves any engagement of the independent auditors to perform non-audit services, and oversees the Company’s internal accounting and financial controls. It reviews the audited financial statements and discusses them, as well as the adequacy and quality of the Company’s financial reporting principles and procedures, with management and the auditors together and in separate executive sessions. It also reviews and approves related person transactions. The Audit Committee met five times during the fiscal year ended September 30, 2011. The Committee’s report appears on page 12 below.

Compensation Committee

The Compensation Committee is composed of four directors. Generally all compensation and fringe benefit programs of the Company are subject to review and recommendation by the Committee, which also reviews and recommends the base salary and incentive compensation of the executive officers and a group of senior managers, as well as grants of equity compensation to all employees. The Chief Executive Officer provides a detailed performance assessment and compensation recommendation for each executive officer (other than himself), which the Committee considers in making its decisions. The Compensation Committee usually recommends annual equity grants to executives in its December meeting each year. Other compensation decisions are made throughout the year as circumstances warrant. All compensation actions taken by the Committee are reported to the full Board of Directors, and are subject to the approval of the Board, excluding management directors. The Committee did not use the services of any compensation consultants during the past fiscal year.

 The Committee also reviews and makes recommendations to the Board on director compensation and equity awards, on policies and programs for the development of management personnel, as well as management structure and organization.The Compensation Committee met once during the fiscal year ended September 30, 2011.

The Committee is authorized to delegate to one or more executive officers of the Company the power to make awards under the 1996 Equity Incentive Plan (the “Plan”) to participants who are not subject to Section 16 of the Securities Exchange Act of 1934 and all determinations under the Plan with respect thereto, provided that the Committee establishes the aggregate and individual maximum amounts of such awards, and such other features of the awards as required by applicable law.  The Committee has not delegated such authority to date.

Nominating and Governance Committee

The Nominating and Governance Committee is composed of three directors. It considers nominations to the Board and recommends to the Board of Directors’ action related to Board composition, size and effectiveness and management succession plans for the positions of Chairman of the Board and Chief Executive Officer. The Nominating and Governance Committee met once during the fiscal year ended September 30, 2011.

Director Nominations

In identifying potential candidates and selecting nominees for directors, the Nominating and Governance Committee does not foreclose any sources. The Committee reviews candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the Committee or recommended by the Board.

The Nominating and Governance Committee does not rely on a fixed set of qualifications for director nominees. The Committee’s primary objective for director nominees is to create a Board with a broad range of skills and attributes that is aligned with the Company’s strategic needs.

The minimum qualifications for director nominees are that they:

•	be able to dedicate time and resources sufficient for the diligent performance of the duties required of a member of the Board,

•	not hold positions or interests that conflict with their responsibilities to the Company, and

•	comply with any other minimum qualifications for either individual directors or the Board as a whole mandated by applicable laws or regulations.

Additionally, at least a majority of members of the Board of Directors must qualify as independent directors in accordance with NASDAQ Capital Market independence rules.

The Nominating and Governance Committee’s process for evaluating nominees for director, including nominees recommended by stockholders, is to consider their skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, national and international experience, and other relevant criteria as they may contribute to the Company’s success. This evaluation is performed in light of the Committee’s views as to what skill set and other characteristics would most complement those of the current directors, including the diversity (principally, of education and backgrounds), age, skills and experience of the Board as a whole.

In order to recommend a candidate for consideration by the Nominating and Governance Committee, a stockholder must provide the Committee with the candidate's name, background and relationship with the proposing stockholder, a brief statement outlining the reasons the candidate would be an effective director of the Company and information relevant to the considerations described above. Such information should be sent to the Nominating and Governance Committee of Sevcon, Inc., 155 Northboro Road, Southborough, Massachusetts 01772, Attention: Corporate Secretary. The Committee may seek further information from or about the candidate, or the stockholder making the recommendation, including information about all business and other relationships between the candidate and the stockholder.

Board’s Role in Risk Oversight

The Company’s business involves many operational and financial risks, which management and the Board seek to mitigate through careful planning and execution. Assessing and managing risk is primarily the responsibility of the Company’s management. However, the Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks.  The Board of Directors provides oversight by receiving reports from management in Board meetings and conference calls, as well as through periodic management reports. These include reports on the market environment and strategic situation, customer sales results and forecasts, availability of raw materials and components, product development, liquidity, and overall financial performance and forecasts. Board members have the opportunity to provide input and direction to management on managing risks on a current basis, either directly or through the Chairman. In order to ensure that longer term risks are also considered in a timely and consistent matter, each year the full Board reviews and approves a strategic business plan that is used by management throughout the year. The Executive Committee oversees the Company’s business activities, including its management of operational risks, between meetings of the

Board. The Audit Committee has responsibility for overseeing the Company’s internal financial and accounting controls. As such, the Audit Committee regularly discusses with management and the Company’s independent registered public accounting firm the Company’s major financial and controls-related risk exposures and the steps that management has taken to monitor and control such exposures. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Company believes that Board leadership by an independent chairman enhances the Board’s ability to oversee the Company’s operational and financial risks.

Director Compensation

Non-employee directors are each paid a retainer of $22,000 per year. The Chairmen of the Board of Directors and the Audit Committee each receive an additional $5,000 per year for their duties as such, while the Chairmen of the Compensation Committee and the Nominating and Governance Committee each receive an additional $3,500 per year for their duties as such. Members of committees other than the Executive Committee, each receive an additional $1,000 for their duties as such.

Non-employee directors also receive an equity grant each year to align their interests with those of the stockholders.  For fiscal 2011, the Compensation Committee granted 2,500 shares of restricted stock to each of the non-employee directors.  These grants were determined using a fixed value of $12,000 divided by the average share price for the immediately-preceding calendar year and rounded to the nearest 100 shares.  Such restricted shares will fully vest the day before the 2012 annual meeting of stockholders or, if earlier, upon the recipient’s death or disability or upon a change in control of the Company. Restricted shares may not be sold, assigned, transferred, pledged or otherwise disposed of by the recipient until they vest. If the recipient’s service as a director of the Company is terminated for any reason other than the recipient’s death or disability, any unvested shares will be forfeited and returned to the Company, unless the Committee determines otherwise in its discretion.

The following table shows compensation paid to all non-employee directors who served during fiscal 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total($)
Maarten D. Hemsley	26,500	21,875	48,375
William J. Ketelhut	15,734	21,875	37,609
Paul B. Rosenberg(3)	28,000	21,875	49,875
Marvin G. Schorr	26,500	21,875	48,375
Bernard F. Start	22,000	21,875	43,875
David R.A. Steadman	29,000	21,875	50,875
Paul O. Stump	24,000	21,875	45,875
Fred Wang	23,000	21,875	44,875

(1)	Represents the aggregate grant date fair value of the restricted stock awards received by the director during fiscal 2011, determined in accordance with FASB ASC Topic 718.
(2)	As of September 30, 2011, the non-employee directors held restricted stock and options as follows:

	Restricted Stock	Outstanding Options
Name	# Shares	# Shares	# Shares Vested
Maarten D. Hemsley	2,500	5,000	4,000
William J. Ketelhut	2,500
Paul B. Rosenberg	2,500	-	-
Marvin G. Schorr	2,500	-	-
Bernard F. Start	2,500	-	-
David R.A. Steadman	2,500	-	-
Paul O. Stump	2,500	-	-
Fred Wang	2,500	-	-

(3)	Mr. Rosenberg is a participant in the Company’s Directors Retirement Plan, which was terminated in 1997. The change in value of his accumulated benefit under the Plan in 2011 was $3,584.

Stock Ownership Policy

           In 2004, the Board adopted Equity Compensation Guidelines in which it established a target level of stock ownership for directors of twice the level of annual cash compensation. Grants of restricted stock will be intended in part to assist in reaching these levels of ownership over time. Shares held by members of a person’s immediate family or a trust for his or their sole benefit may be counted towards the ownership requirement. Each director is required to refrain from selling Company stock acquired as restricted stock (other than to make required tax payments related to a grant) if the value, based on current market price, of his Company stock after the sale would be below his designated ownership level. The Compensation Committee has discretion to make exceptions in extraordinary circumstances where not contrary to Company goals, such as cases of significant personal hardship.

AUDIT COMMITTEE REPORT

In the course of its oversight of the Company’s financial reporting process, the Audit Committee of the Board of Directors has (i) reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended September 30, 2011, (ii) discussed with McGladrey, the Company’s independent auditors, the matters required to be discussed by Statement on Accounting Standard No. 61, Communication with Audit Committees, and (iii) received the written disclosures and the letter from McGladrey required by applicable requirements of the Public Company Accounting Oversight Board regarding McGladrey’s communications with the Audit Committee concerning independence, and discussed with McGladrey its independence.

Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the audited financial statements for the year ended September 30, 2011 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

                                                       Members of the Audit Committee

                                                       Paul B. Rosenberg, Chairman
                                                       Maarten D. Hemsley
                                                       William J. Ketelhut
                                                       David R. A. Steadman
                                                       Paul O. Stump

EXECUTIVE COMPENSATION

Compensation Tables

The following tables provide information for the last fiscal year concerning the compensation of each of the executive officers of the Company whose total compensation exceeded $100,000 in the most recent fiscal year.

Fiscal 2011 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	All Other Compensation ($)(1)	Total ($)
Mathew Boyle,	2011	$299,445	$ -	$1,378	$300,823
President and Chief Executive Officer	2010	$245,305	$ -	$18,577	$263,882
Paul N. Farquhar,	2011	$183,444	$ -	$ 937	$184,381
Vice President and Chief Financial Officer	2010	$154,499	$ -	$10,477	$164,976

(1)
Messrs. Boyle and Farquhar are residents of the United Kingdom and receive their cash compensation in British Pounds. The amounts shown in the table were determined using the exchange rates (ranging from $1.5578 to $1.669 per British Pound during fiscal 2011) in force on the respective payment dates. The following table sets out their cash compensation as actually paid in British Pounds (£):

Name	Year	Salary (£)	Bonus (£)	All Other Compensation (£)
Mr. Boyle	2011	£186,250	£ -	£ 854
	2010	£157,350	£ -	£12,182
Mr. Farquhar	2011	£114,125	£ -	£ 581
	2010	£99,100	£ -	£6,870

The Company is party to a Services Agreement with each of Messrs. Boyle and Farquhar that sets forth the principal terms of his employment arrangement with the Company, as described below under “Executive Employment Agreements.”

Outstanding Equity Awards at Fiscal 2011 Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares that Have Not Vested (#)	Market Value of Shares that Have Not Vested ($)(†)
Matthew Boyle Matthew Boyle Matthew Boyle	10,000 12,000	- 4,000(1)	$9.60 $4.37	Nov. 6, 2011 Apr. 30, 2013	9,000(2)	$56,970
Paul N. Farquhar Paul N. Farquhar					6,000(3) 6,000(4)	$37,980 $37,980

(†)	Based on the closing sale price, $6.33, of the Common Stock on September 30, 2011, the last trading day of the fiscal year.
(1)	The shares subject to this option vest as to 2,000 shares on April 30, 2012 and 2,000 shares on February 28, 2013.
(2)
These shares of restricted stock vest as to 3,000 shares per year on the third business day after the Company publicly announces its financial results for fiscal 2011, 2012, and the earlier of January 26, 2014, or the third business day after the Company publicly announces its financial results for fiscal 2013.

(3)
These shares of restricted stock vest as to 3,000 shares per year on the third business day after the Company publicly announces its financial results for fiscal 2011, and the earlier of December 3, 2012, or the third business day after the Company publicly announces its financial results for fiscal 2012.

(4)
These shares of restricted stock vest as to 2,000 shares per year on the third business day after the Company publicly announces its financial results for fiscal 2011, 2012, and the earlier of January 26, 2014, or the third business day after the Company publicly announces its financial results for fiscal 2013.

Pension Benefits

The executive officers participate in the Company’s U.K. Retirement Plan, a defined benefit plan, under which benefits at retirement (normally, age 65) are based upon 1/60th of final U.K. base salary (as defined in the Plan) for each year of service, subject to a maximum of 2/3rds of final U.K. base salary. The employee contributes 6% of base salary, with the balance of the cost being met by the Company. Benefits under the U.K. Retirement Plan are computed solely on the U.K. base salary of participants, exclusive of bonuses, incentive and other compensation, and are not reduced on account of U.K. Social Security entitlement. The non-equity compensation of Messrs. Boyle and Farquhar is entirely U.K. based. A spouse’s pension of 50% of the employee’s pension is payable beginning at the death of the employee either before or during retirement. Pension payments escalate by at least 2.5% per year, compounded, and at a higher rate in certain circumstances.

Executive Employment Agreements

We have a Services Agreement with each of Messrs. Boyle and Farquhar that sets forth the principal terms of his employment arrangement with the Company. Each officer is entitled to receive a minimum base salary (Mr. Boyle – £190,000 and Mr. Farquhar – £115,500, or $295,982 and $179,926, respectively, at the exchange rate in effect on September 30, 2011), which is subject to increase by the Compensation Committee in its discretion. In addition, each officer is eligible to receive an annual cash incentive bonus as determined by the Compensation Committee in its discretion. Each officer is entitled to participate in the Company’s pension plan and to receive family health and life insurance benefits on the terms of the respective plans.

Mr. Boyle’s agreement continues until terminated by the Company upon at least 12 months’ notice, or by Mr. Boyle upon at least three months’ notice. Mr. Farquhar’s agreement continues until terminated by the Company upon at least six months’ notice, or by Mr. Farquhar upon at least three months’ notice. For the first 12 months after a change of control, the notice period for termination by the Company is increased to 18 months for Mr. Boyle and 12 months for Mr. Farquhar. Alternatively, the Company may in its discretion make a payment of salary in lieu of the whole or any part of any unexpired notice period, together with a sum equivalent to the fair value of any other benefits of employment provided under the terms of the Agreement. If we terminate the employment of either officer for cause, the officer would not be entitled to notice or compensation.

In addition, we have a Non-Competition and Non-Solicitation Agreement with each of Messrs. Boyle and Farquhar. These and the Service Agreements prohibit Mr. Boyle, for up to 24 months after his termination, and Mr. Farquhar, for up to 12 months after his termination, from (i) competing with, soliciting or enticing customers and employees away from, or disparaging the Company or any of its subsidiaries, and (ii) interfering with the continuance of supplies and services from the Company’s principal suppliers.

Upon a change in control of the Company (whether or not the officer’s employment is terminated), these agreements provide that vesting of shares of restricted stock and unvested stock options held by such officer would accelerate. (For this purpose, a "change in control" means a change in control of the Company that would be required by SEC rules to be reported in the Company’s proxy statement, including the acquisition by any person of beneficial ownership of securities of the Company representing a majority of the combined voting power of the Company's then outstanding securities.) Similarly, if we terminate an officer’s employment other than for cause or disability, vesting of shares of restricted stock and unvested stock options held by such officer would accelerate. Upon a change in control of the Company, the Company also must ensure that the officer continues to be provided with a pension plan offering benefits equivalent to the benefits provided under the Company’s pension plan in effect on July 1, 2010. The following table sets forth the compensation that would have been due to Messrs. Boyle and Farquhar as a result of a change in control of the Company, and termination of employment where applicable, occurring on September 30, 2011:

Golden Parachute Compensation

Name	Cash($)(1)	Equity($)(2)	Total
Matthew Boyle	$443,973	$64,810	$508,783
Paul N. Farquhar	$179,926	$75,960	$255,886

(1)
Represents the aggregate cash payment that would be due in lieu of notice if the executive’s employment was terminated within 12 months after the change in control. Any such payment would be made in British Pounds. The amounts shown in the table were determined using the exchange rate ($1.5578 per Pound) in force on September 30, 2011.

(2)
Represents the aggregate value of restricted stock awards and in-the-money stock options for which vesting would be accelerated, based on the $6.33 closing sale price of the Company’s Common Stock on September 30, 2011. In the case of stock options, the value per share is the difference between this price and the respective exercise price. The actual amount received by the officer on the sale of option stock or previously restricted stock will depend on market values at the time of such transactions. A change in control of the Company will trigger accelerated vesting of the officer’s outstanding equity awards, regardless of whether the officer’s employment is terminated in connection with the change in control transaction.

In the event of a change in control, it is possible that the compensation arrangements for Messrs. Boyle and Farquhar may be renegotiated by the officers, the Board of Directors and/or the Company’s merger or acquisition partner, in which case the amounts payable might differ from those shown above.

TRANSACTIONS WITH RELATED PERSONS

During fiscal 2011 and 2010, no related person transactions requiring disclosure in the proxy statement were identified or submitted to the Audit Committee for approval.

DEADLINE FOR STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING;
ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER PROPOSALS AND NOMINATIONS

In order for a stockholder proposal to be considered for inclusion in the Company’s proxy materials for the annual meeting in 2013, it must be received by the Company at 155 Northboro Road, Southborough, Massachusetts 01772, Attention: Treasurer, no later than August 2, 2012.

The by-laws of the Company provide that in order for a stockholder to bring business before or propose director nominations at an annual meeting, the stockholder must give written notice to the Secretary or other specified officer of the Company not less than 50 days nor more than 75 days prior to the meeting, except that if notice thereof is mailed to stockholders or publicly disclosed less than 65 days in advance, the notice given by the stockholder must be received not later than the 15th day following the day on which the notice of such annual meeting date was mailed or public disclosure made, whichever occurs first. The notice must contain specified information about the proposed business or each nominee and the stockholder making the proposal or nomination.

The 2013 annual meeting of stockholders will be held on January 22, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons owning more than 10% of the Company’s registered equity securities to file with the Securities and Exchange Commission reports of their initial ownership and of changes in their ownership of the Company’s equity securities and to provide the Company with copies of all Section 16(a) reports they file.

Based on a review of the reports filed by such persons with respect to the Company’s last fiscal year, the Company believes that all its executive officers and directors have complied with the Section 16(a) filing requirements.

OTHER BUSINESS

The Board of Directors does not know of any business that will come before the meeting except the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

Dated December 20, 2011

VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form

SEVCON, INC. 155NORTHBORO ROAD SOUTHBOROUGH, MA 01772
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by your company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until
11:59 P.M. Eastern time the day before the cut-off date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M39454-P18695 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

SEVCON, INC.
The Board of Directors recommends that you vote   For   Withhold  For All
FOR Proposals 1, 2 and 3:                                               All           All          Except

1. Election of Directors                                                        0            0                0
    Nominees
   To be elected for terms expiring in 2015:

   01) Paul B.Rosenberg
   02) Bernard F. Start
   03) Frederick A.Wang

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below:

______________________________________________________________________

For           Against                      Abstain

2. Ratify the appointment of the independent registered public accounting firm for fiscal 2012.	0 0 0
3. To approve the fiscal 2011 compensation of the Company’s executive officers.	0 0 0

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date:	Signature (Joint Owners) Date:

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

                                                                                                                                                                                                                                                                                                                                                                                                                                                                                          M39455-P18695

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF SEVCON, INC.

The undersigned hereby appoints Paul B. Rosenberg, Paul N. Farquhar and Matthew C. Dallett, and each of them with power to act without other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Common Stock of Sevcon, Inc. which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held January 24, 2012 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED.
 IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES
UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES
WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be marked, dated and signed, on the other side)